Exhibit 10.9

Execution Copy

PLEDGE AND SECURITY AGREEMENT

made by

PAR PETROLEUM CORPORATION

and

CERTAIN OF ITS SUBSIDIARIES

in favor of

JEFFERIES FINANCE LLC,

as Administrative Agent

Dated as of August 31, 2012

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6.7 Registration Rights	19
6.8 Grantor’s Obligations Upon Default	20
6.9 Grant of Intellectual Property License	20
6.10 Subordination	21
6.11 Deficiency	21

SECTION 7. THE ADMINISTRATIVE AGENT	21
7.1 Administrative Agent’s Appointment as Attorney-in-Fact, etc.	21
7.2 Duty of Administrative Agent.	23
7.3 Execution of Financing Statements and Other Documents	24
7.4 Secured Party Performance of Debtor Obligations	25
7.5 Specific Performance of Certain Covenants	25
7.6 Authority of Administrative Agent	25
7.7 Protections of Administrative Agent	25

SECTION 8. MISCELLANEOUS	26
8.1 Amendments in Writing	27
8.2 Notices	27
8.3 Waivers	27
8.4 No Waiver by Course of Conduct; Cumulative Remedies	27
8.5 Enforcement Expenses; Indemnification	27
8.6 Successors and Assigns	28
8.7 Counterparts	28
8.8 Severability	28
8.9 Section Headings	28
8.10 Integration	28
8.11 Reinstatement	29
8.12 GOVERNING LAW	29
8.13 Submission To Jurisdiction; Waivers	29
8.14 Acknowledgements	29
8.15 WAIVER OF JURY TRIAL	30
8.16 Additional Grantors	30
8.17 Releases	30
8.18 Subordination Agreement	30

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SCHEDULES

Schedule 1	Investment Property
Schedule 2	Perfection Matters
Schedule 3	Jurisdictions of Organization and Chief Executive Offices
Schedule 4	Inventory and Equipment Locations
Schedule 5	Intellectual Property
Schedule 6	Commercial Tort Claims
Schedule 7	Deposit Accounts
Schedule 8	Letter-of-Credit Rights; Chattel Paper

ANNEXES

Annex 1	Assumption Agreement

iii

PLEDGE AND SECURITY AGREEMENT, dated as of August 31, 2012, made by each of the signatories hereto (together with any other entity that may become a party hereto as provided herein, the “Grantors”), in favor of Jefferies Finance LLC, as administrative agent (in such capacity, the “Administrative Agent”) for the Secured Parties referred to below.

W I T N E S S E T H:

WHEREAS, pursuant to that certain Credit Agreement dated as of the date hereof (as it may be amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), by and among PAR Petroleum Corporation. (the “Company”), certain of its Subsidiaries, as Guarantors, the lenders party thereto from time to time (the “Lenders”) and the Administrative Agent, the Lenders have agreed to make certain Loans and other extensions of credit to the Company;

WHEREAS, the Company is a member of an affiliated group of companies that includes each other Grantor;

WHEREAS, the Company and the other Grantors are engaged in related businesses, and each Grantor will derive substantial direct and indirect benefit from the Loans and other extensions of credit under the Credit Agreement; and

WHEREAS, it is a condition precedent to the entry into the Credit Agreement that the Grantors shall have executed and delivered this Agreement to the Administrative Agent for the ratable benefit of the Secured Parties;

NOW, THEREFORE, in consideration of the premises, each Grantor hereby agrees with the Administrative Agent, for the ratable benefit of the Secured Parties, as follows:

SECTION 1. DEFINED TERMS

1.1 Definitions. (a) Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement, and the following terms which are defined in the Uniform Commercial Code in effect in the State of New York from time to time are used herein as so defined: Accounts, Certificated Security, Chattel Paper, Commercial Tort Claim, Documents, Electronic Chattel Paper, Equipment, Farm Products, Fixtures, General Intangibles, Goods, Instruments, Inventory, Letter-of-Credit Rights, Security, and Supporting Obligations.

(b) The following terms shall have the following meanings:

“Account Debtor”: any obligor with respect to an Account.

“Agreement”: this Pledge and Security Agreement, as the same may be amended, restated, supplemented, replaced or otherwise modified from time to time.

“Company Obligations”: the Company’s Obligations under the Credit Agreement and the other Loan Documents.

“Collateral”: as defined in Section 2 hereof.

“Collateral Deposit Account”: as defined in Section 5.1 hereof.

“Contingent Obligations”: any contingent indemnification obligations for which no claim has been made, it being understood the principal, interest, penalties, fees, premiums (if any), reimbursements, guarantees, indemnities, other liabilities and similar obligations relating to the Secured Obligations shall not constitute Contingent Obligations.

“Control”: has the meaning set forth in Article 8 of the UCC or, if applicable, in Section 9-104, 9-105, 9-106 or 9-107 of Article 9 of the UCC.

“Copyrights”: (i) all copyrights arising under the laws of the United States, any other country or any political subdivision thereof, whether registered or unregistered and whether published or unpublished (including, without limitation, those listed in Schedule 5 hereto), all registrations and recordings thereof, and all applications in connection therewith, including, without limitation, all registrations, recordings and applications in the United States Copyright Office, and (ii) the right to obtain all renewals thereof.

“Copyright Licenses”: all agreements, whether written or oral, naming any Grantor as licensor or licensee (including, without limitation, those listed in Schedule 5 hereto), granting any right under any Copyright, including, without limitation (a) the grant of rights to manufacture, distribute, exploit and sell materials derived from any Copyright, (b) all rights to income, royalties, Proceeds, damages, claims, and payments now or hereafter due or payable under and with respect thereto, including, without limitation, damages and payments for past, present and future breaches thereof, and (c) all rights to sue for past, present, and future breaches thereof.

“Deposit Account”: as defined in the UCC and, in any event, including without limitation, any demand, time, savings, passbook or like account maintained with a depository institution. All funds in each Deposit Account shall be presumed to be Collateral and Proceeds of Collateral, and the Administrative Agent and the other Secured Parties shall have no duty to inquire as to the source of the amounts on deposit in any Deposit Account.

“Deposit Account Control Agreement”: an agreement, in form reasonably satisfactory to the Administrative Agent, among any Grantor, a depository institution holding such Grantor’s funds, and the Administrative Agent with respect to collection and control of all deposits and balances held in a deposit account maintained by any Grantor with such depository institution which agreement shall grant the Administrative Agent Control of such deposit account.

“Encumbered JV Interests”: the JV Interests owned by JV Holding Sub and pledged by JV Holding Sub to the JV Company Credit Facility Agent pursuant to the Parent Pledge Agreement to secure JV Holding Sub’s obligations under the Parent Guaranty.

“Excluded Deposit Accounts”: as defined in Section 5.1 hereof.

“Excluded Property”: as defined in Section 2 hereof.

“Guarantor Obligations”: with respect to any Guarantor, all Obligations of such Guarantor under the Credit Agreement and the other Loan Documents, including, without limitation, the guarantee by each Guarantor of the Company Obligations.

“Intellectual Property”: the collective reference to all rights, priorities and privileges relating to intellectual property, whether arising under United States, multinational or foreign laws or otherwise, including, without limitation, the Copyrights, the Copyright Licenses, the Patents, the Patent Licenses, the Trademarks and the Trademark Licenses, trade secrets, confidential or proprietary technical and business information, know-how, show-how or other data or information and all related documentation, and all rights to sue at law or in equity for any infringement or other impairment thereof, including the right to receive all proceeds and damages therefrom.

“Intercompany Note”: any promissory note evidencing loans made by any Grantor to the Company or any of its Subsidiaries that is a Grantor.

“Investment Property”: the collective reference to (i) all “investment property” as such term is defined in Section 9-102(a)(49) of the New York Uniform Commercial Code and (ii) whether or not constituting “investment property” as so defined, all Pledged Notes and all Pledged Equity, in each case, excluding the Encumbered JV Interests.

“Issuers”: the collective reference to each issuer of Pledged Equity.

“New York Uniform Commercial Code”: the Uniform Commercial Code as from time to time in effect in the State of New York.

“Patents”: (i) all letters patent of the United States, any other country or any political subdivision thereof, all reissues and extensions thereof and all goodwill associated therewith, including, without limitation, any of the foregoing referred to in Schedule 5 hereto, (ii) all applications for letters patent of the United States or any other country and all divisions, continuations and continuations-in-part thereof, including, without limitation, any of the foregoing referred to in Schedule 5 hereto, and (iii) all rights to obtain any reissues or extensions of the foregoing.

“Patent License”: (a) all agreements, whether written or oral, providing for the grant by or to any Grantor of any right to manufacture, use or sell any invention covered in whole or in part by a Patent, including, without limitation, any of the foregoing referred to in Schedule 5 hereto, (b) all income, royalties, Proceeds, damages, claims, and payments now or hereafter due or payable under and with respect thereto, including, without limitation, damages and payments for past, present and future breaches thereof, and (c) all rights to sue for past, present, and future breaches thereof.

“Pledged Equity”: the Equity Interests listed on Schedule 1 hereto, together with any other shares, interests, stock certificates, options or rights of any nature whatsoever in respect of the Equity Interests of any Person that may be issued or granted to, or held by, any Grantor while this Agreement is in effect. For the avoidance of doubt, the term Pledged Equity shall not include the Encumbered JV Interests.

“Pledged Notes”: all promissory notes listed on Schedule 1 hereto, all Intercompany Notes at any time issued to any Grantor and all other promissory notes issued to or held by any Grantor (other than promissory notes issued in connection with extensions of trade credit by any Grantor in the ordinary course of business).

“Proceeds”: all “proceeds” as such term is defined in Section 9-102(a)(64) of the New York Uniform Commercial Code and, in any event, shall include, without limitation, all dividends or other income from the Investment Property, collections thereon or distributions or payments with respect thereto.

“Receivable”: any Account, Chattel Paper, Document, Instrument or other right to payment for goods sold or leased or for services rendered, whether or not such right is evidenced by an Instrument or Chattel Paper and whether or not it has been earned by performance (including, without limitation, any Account).

“Secured Obligations”: the collective reference to (i) the Company Obligations, and (ii) the Guarantor Obligations.

“Securities Act”: the Securities Act of 1933, as amended.

“Trademarks”: (i) all trademarks, trade names, corporate names, company names, business names, fictitious business names, trade styles, service marks, logos, domain names and other source or business identifiers, and all goodwill associated therewith, now existing or hereafter adopted or acquired, all registrations and recordings thereof, and all applications in connection therewith, whether in the United States Patent and Trademark Office or in any similar office or agency of the United States, any State thereof or any other country or any political subdivision thereof, or otherwise, and all common law rights related thereto, including, without limitation, any of the foregoing referred to in Schedule 5 hereto, and (ii) the right to obtain all renewals thereof.

“Trademark License”: (a) any agreement, whether written or oral, providing for the grant by or to any Grantor of any right to use any Trademark, including, without limitation, any of the foregoing referred to in Schedule 5 hereto, (b) all income, royalties, Proceeds, damages, claims, and payments now or hereafter due or payable under and with respect thereto, including, without limitation, damages and payments for past, present and future breaches thereof, and (c) all rights to sue for past, present, and future breaches thereof.

“UCC”: the Uniform Commercial Code, as in effect from time to time, of the State of New York or of any other state the laws of which are required as a result thereof to be applied in connection with the attachment, perfection or priority of, or remedies with respect to, Administrative Agent’s Lien on any Collateral.

1.2 Other Definitional Provisions. (a) The words “hereof,” “herein”, “hereto” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement, and Section and Schedule references are to this Agreement unless otherwise specified.

(b) The meanings given to terms defined herein shall be equally applicable to both the singular and plural forms of such terms.

(c) Where the context requires, terms relating to the Collateral or any part thereof, when used in relation to a Grantor, shall refer to such Grantor’s Collateral or the relevant part thereof.

SECTION 2. GRANT OF SECURITY INTEREST

Each Grantor hereby unconditionally grants and pledges to the Administrative Agent, for the ratable benefit of the Secured Parties, a security interest in and continuing lien on, all of such Grantor’s right, title and interest in the following property now owned or at any time hereafter acquired by such Grantor or in which such Grantor now has or at any time in the future may acquire any right, title or interest (collectively, the “Collateral”), as collateral security for the prompt and complete payment and performance when due (whether at the stated maturity, by acceleration or otherwise) of the Secured Obligations:

(a) all Accounts;

(b) all Chattel Paper;

(c) all Commercial Tort Claims, including, without limitation, with respect to matters listed on Schedule 6 hereto;

(d) all Deposit Accounts (including all cash and other items deposited therein or credited thereto);

(e) all Documents;

(f) all Equipment;

(g) all Fixtures;

(h) all General Intangibles (excluding, the Encumbered JV Interests);

(i) all Goods;

(j) all Instruments;

(k) all Intellectual Property;

(l) all Inventory;

(m) all Investment Property, including all Pledged Equity but excluding the Encumbered JV Interests;

(n) all letters of credit, Letter-of-Credit Rights and Supporting Obligations;

(o) all cash or cash equivalents;

(p) all Oil and Gas Properties;

(q) all other personal property and assets of each Grantor, whether tangible or intangible, not otherwise described above;

(r) all books and records, customer lists, credit files, computer files, programs, printouts and other computer materials and records related thereto pertaining to the Collateral; and

(s) to the extent not otherwise included, all accessions to, substitutions for and replacements, Proceeds and products of any and all of the foregoing and all collateral security and guarantees given by any Person with respect to any of the foregoing;

provided, however, that notwithstanding any of the other provisions set forth in this Section 2, this Agreement shall not constitute a grant of a security interest in (a) any property to the extent that such grant of a security interest (i) is prohibited by any Legal Requirement of a Governmental Authority, (ii) requires a consent not obtained of any Governmental Authority pursuant to such Legal Requirement or (iii) is prohibited by, or constitutes a breach or default under, or results in the termination of or requires any consent not obtained under, any contract, license, agreement, instrument or other document evidencing or giving rise to such property or, in the case of any Investment Property (other than Pledged Equity) or Pledged Note, any applicable shareholder or similar agreement, except to the extent that such Legal Requirement or the term in such contract, license, agreement, instrument or other document or shareholder or similar agreement providing for such prohibition, breach, default or termination or requiring such consent is ineffective under any Legal Requirement, (b) more than 65% of the voting Equity Interests of any subsidiary directly owned by any Grantor that is a first tier controlled foreign corporation, (c) Deposit Accounts used exclusively for payroll accounts, employee benefits, payroll taxes and other employee wage and benefit payments and (d) the Encumbered JV Interests (any property described in this proviso clause being referred to herein as “Excluded Property”); provided that Excluded Property shall not include Proceeds, substitutions or replacements of any Excluded Property (unless such Proceeds, substitutions or replacements would constitute Excluded Property).

SECTION 3. REPRESENTATIONS AND WARRANTIES

To induce the Administrative Agent and certain of the other Secured Parties to enter into the Credit Agreement and to induce the Lenders to enter into the Credit Agreement and make Loans thereunder, each Grantor hereby represents and warrants to the Administrative Agent and each other Secured Party that on and as of the date hereof:

3.1 Title; No Other Liens. Except for the security interest granted to the Administrative Agent for the ratable benefit of the Secured Parties pursuant to this Agreement and other Permitted Liens, such Grantor owns each item of the Collateral free and clear of any and all Liens or claims of others. No financing statement or other public notice with respect to all or any part of the Collateral is on file or of record in any public office, except such as have been filed in favor of the Administrative Agent, for the ratable benefit of the Secured Parties, pursuant to this Agreement in connection with Permitted Liens.

3.2 Perfected Liens. Subject to any provision herein or in the Credit Agreement that expressly provides that Administrative Agent’s Liens in certain amounts of certain types of Collateral, including any Excluded Collateral, is not required to be perfected as of the date hereof, the security interests granted pursuant to this Agreement upon completion of the filings and other actions specified on Schedule 2 hereto (which, in the case of all filings and other documents referred to on said schedule, have been delivered to the Administrative Agent in completed and, where applicable, duly executed form) constitute valid perfected security interests in all of the Collateral (excluding items from Sections 2(d) hereof, until the agreements set forth in Section 5.1 hereof are executed and delivered in favor of the Administrative Agent, for the ratable benefit of the Secured Parties), as collateral security for the Secured Obligations, enforceable in accordance with the terms hereof against all creditors of such Grantor and any Persons purporting to purchase any Collateral from such Grantor and are prior to all other Liens on the Collateral in existence on the date hereof except for (i) unrecorded Liens permitted by the Credit Agreement which have priority over the Liens on the Collateral by operation of law, and (ii) other Permitted Liens.

3.3 Jurisdiction of Organization; Chief Executive Office. On the date hereof, such Grantor’s jurisdiction of organization, identification number from the jurisdiction of organization (if any), federal employer identification number and the location and mailing address of such Grantor’s chief executive office or sole place of business or principal residence, as the case may be, are specified on Schedule 3 hereto. Such Grantor has furnished to the Administrative Agent certified copies of its Organizational Documents as required by the Credit Agreement. The name in which it has executed this Agreement is the exact name as it appears in such Grantor’s organizational documents, as amended, as filed with such Grantor’s jurisdiction of organization as of the date hereof. Such Grantor has not, during the past year, (i) except as described on Schedule 3 hereto, been a party to any acquisition, merger or consolidation or (ii) other than as set forth in Schedule 3 hereto, had any other legal name.

3.4 Collateral Locations. On the date hereof, the Inventory, the Equipment (other than mobile goods), the Goods and all other material tangible Collateral owned by the Grantors are kept at the locations listed on Schedule 4 hereto. Each Grantor has good title to, or valid leasehold interest in, all of such locations, free and clear of all Liens except for Permitted Liens

3.5 Farm Products. None of the Collateral constitutes, or is the Proceeds of, Farm Products.

3.6 Investment Property.

(a) Such Grantor is the record and beneficial owner of, and has good and marketable title to, the Investment Property pledged by it hereunder, free of any and all Liens or options in favor of, or claims of, any other Person, except the security interest created by this Agreement and Permitted Liens.

(b) No dispute, right of setoff, counterclaim or defense exists with respect to all or any part of the Investment Property.

(c) The Pledged Equity pledged by such Grantor hereunder constitutes all the issued and outstanding shares or other units of all classes of the Equity Interests of each Issuer owned by such Grantor.

(d) The Pledged Equity is duly and validly authorized and issued, fully paid and non-assessable (as applicable), and all documentary stamp or other Taxes or fees owing in connection with the issuance, transfer and/or pledge thereof hereunder have been paid.

(e) No Issuer has issued, and there are not outstanding, any options, warrants or other rights to acquire Equity Interests of any Issuer other than the Warrants issued to the Lenders.

(f) Certificates representing the Pledged Equity identified as “certificated” in Schedule 1 hereof have been delivered to the Administrative Agent, together with an undated stock power covering each such certificate duly executed in blank by the applicable Grantor to the Administrative Agent or the JV Company Credit Facility Agent, as applicable.

(g) Neither the grant of the security interest in the Pledged Equity by any Grantor to the Administrative Agent herein, nor the exercise by the Administrative Agent of its rights or remedies hereunder with respect thereto, will conflict with any provision of the articles of organization, certificate of formation, certificate of incorporation, articles of incorporation, charter, bylaws, limited liability company agreement or other organizational document of any Issuer or any agreement by and between any Grantor or Issuer and its shareholders or equity owners or among any such shareholders or equity owners. Except as expressly contemplated herein, no consent, approval, authorization or order of, and no notice to or filing with, any court, Governmental Authority, Issuer, or third party is required in connection with the grant by Grantors of the security interests in the Pledged Equity herein, or, except as may be required under the UCC or any restrictions on transferability imposed by applicable state and federal securities laws, the exercise by the Administrative Agent of its rights and remedies hereunder with respect thereto.

(h) Each of the Pledged Notes constitutes the legal, valid and binding obligation of the obligor with respect thereto, enforceable in accordance with its terms, subject to the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar laws relating to or affecting creditors’ rights generally, general equitable principles (whether considered in a proceeding in equity or at law) and an implied covenant of good faith and fair dealing.

3.7 Intellectual Property. (a) Schedule 5 hereto lists all applications for federal registration and federally registered Intellectual Property owned by such Grantor in its own name on the date hereof, in each case, to the extent material to the conduct of the Grantors’ business.

(b) On the date hereof, all material Intellectual Property is valid, subsisting, unexpired and enforceable, has not been abandoned and does not infringe the intellectual property rights of any other Person.

(c) Except as set forth in Schedule 5 hereto, on the date hereof, none of the material Intellectual Property is the subject of any licensing or franchise agreement pursuant to which such Grantor is the licensor or franchisor.

(d) No holding, decision or judgment has been rendered by Governmental Authority which would limit, cancel or question the validity of, or such Grantor’s rights in, any Intellectual Property in any respect that could reasonably be expected to have a material adverse effect on the aggregate value of the Collateral or the Administrative Agent’s security interest therein.

(e) No action or proceeding is pending, or, to the knowledge of such Grantor, threatened, on the date hereof (i) seeking to limit, cancel or question the validity of any Intellectual Property or such Grantor’s ownership interest therein, or (ii) which, if adversely determined, would have a material adverse effect on the value of any Intellectual Property, in each case that could reasonably be expected to have a material adverse effect on the aggregate value of the Collateral or the Administrative Agent’s security interest therein.

3.8 Deposit Accounts. On the date hereof, all of such Grantor’s Deposit Accounts are listed on Schedule 7 hereto.

3.9 Letter-of-Credit Rights and Chattel Paper. On the date hereof, Schedule 8 hereto lists all Letter-of-Credit Rights and Chattel Paper of such Grantor. All action by such Grantor necessary to protect and perfect the Administrative Agent’s Lien under the laws of the United States on each item listed on Schedule 8 hereto has been duly taken (including the delivery of all originals as required hereunder and the placement of the following legend on all Chattel Paper: “This [chattel paper] is subject to the security interest of [___], in its capacity as administrative agent for certain noteholders, and any sale, transfer, assignment or encumbrance of this [chattel paper] violates the rights of such secured party.”).

3.10 Commercial Tort Claims (a) On the date hereof, except to the extent listed in Schedule 6 hereto, no Grantor has rights in any Commercial Tort Claim with potential value in excess of $500,000.

Upon the filing of a financing statement covering any Commercial Tort Claim referred to in paragraph (a) above or Section 4.9 hereof against such Grantor in the jurisdiction specified in Schedule 2 hereto, the security interest granted in such Commercial Tort Claim will constitute a valid perfected security interest in favor of the Administrative Agent, for the ratable benefit of the Secured Parties, as collateral security for the Secured Obligations, enforceable in accordance with the terms hereof against all creditors of such Grantor and any Persons purporting to purchase such Collateral from Grantor, which security interest shall be prior to all other Liens on such Collateral except for (i) unrecorded liens permitted by the Credit Agreement which have priority over the Liens on such Collateral by operation of law, and (ii) other Permitted Liens.

SECTION 4. COVENANTS

Each Grantor covenants and agrees with the Administrative Agent and the other Secured Parties that, from and after the date of this Agreement until the Secured Obligations (other than the Contingent Obligations) shall have been paid in full in immediately available funds:

4.1 Delivery of Instruments, Certificated Securities and Chattel Paper. If any amount payable under or in connection with any of the Collateral shall be or become evidenced by any Instrument, Certificated Security or Chattel Paper, such Instrument, Certificated Security or Chattel Paper shall be held in trust by the applicable Grantor for the benefit of the Administrative Agent and promptly delivered to the Administrative Agent, duly indorsed in a manner satisfactory to the Administrative Agent, to be held as Collateral pursuant to this Agreement.

4.2 Maintenance of Perfected Security Interest; Further Documentation.

(a) Such Grantor shall maintain the security interest created by this Agreement as a perfected security interest having at least the priority described in Section 3.2 hereof and shall defend such security interest against the claims and demands of all Persons whomsoever.

(b) Without limiting such Grantor’s obligations under Section 4.2(a) hereof, at any time and from time to time, upon the written request of the Administrative Agent, and at the sole expense of such Grantor, such Grantor will promptly and duly execute and deliver, and have recorded, such further instruments and documents and take such further actions as the Administrative Agent may reasonably request for the purpose of obtaining or preserving the full benefits of this Agreement and of the rights and powers herein granted, including, without limitation, (i) filing any financing or continuation statements under the UCC (or other similar laws) in effect in any jurisdiction with respect to the security interests created hereby and (ii) in the case of Electronic Chattel Paper, Deposit Accounts, Investment Property, Letter-of-Credit Rights and any other relevant Collateral, taking any actions necessary to enable the Administrative Agent to obtain Control with respect thereto, in each case, in accordance with the provisions hereof.

4.3 Changes in Locations, Name, etc. Such Grantor will not, except upon fifteen (15) days’ prior written notice to the Administrative Agent and delivery to the Administrative Agent of all additional executed financing statements and other documents, if any, necessary to maintain the validity, perfection and priority of the security interests provided for herein:

(i) change its jurisdiction of organization or the location of its chief executive office or sole place of business or principal residence, as the case may be, or mailing address from that referred to in Section 3.3 hereof, provided that no Grantor will change its jurisdiction of organization or the location of its chief executive office or sole place of business or principal residence to a jurisdiction or location outside of the United States without the prior written consent of the Requisite Lenders; or

(ii) change its name or organization identification number issued by its state of organization or type of entity or federal employer identification number.

4.4 Intentionally Omitted.

4.5 Investment Property. (a) If such Grantor shall become entitled to receive or shall receive any certificate (including, without limitation, any certificate representing a dividend or a distribution in connection with any reclassification, increase or reduction of capital or any certificate issued in connection with any reorganization), option or rights in respect of the Equity Interests of any Issuer, whether in addition to, in substitution of, as a conversion of, or in exchange for, any shares of Pledged Equity, or otherwise in respect thereof, such Grantor shall accept the same as the agent of the Administrative Agent and the other Secured Parties, hold the same in trust for the Administrative Agent and the other Secured Parties and deliver the same forthwith to the Administrative Agent in the exact form received, duly indorsed by such Grantor to the Administrative Agent, if required, together with an undated stock power covering such certificate duly executed in blank by such Grantor and with, if the Administrative Agent so requests, signature guaranteed, to be held by the Administrative Agent, subject to the terms hereof, as additional collateral security for the Secured Obligations. Any sums paid upon or in respect of the Investment Property upon the liquidation or dissolution of any Issuer shall be paid over to the Administrative Agent to be held by it hereunder as additional collateral security for the Secured Obligations, and in case any distribution of capital shall be made on or in respect of the Investment Property or any property shall be distributed upon or with respect to the Investment Property pursuant to the recapitalization or reclassification of the capital of any Issuer or pursuant to the reorganization thereof, the property so distributed shall, unless otherwise subject to a perfected security interest in favor of the Administrative Agent, be delivered to the Administrative Agent to be held by it hereunder as additional collateral security for the Secured Obligations. If any sums of money or property so paid or distributed in respect of the Investment Property shall be received by such Grantor, such Grantor shall, until such money or property is paid or delivered to the Administrative Agent, hold such money or property in trust for the Administrative Agent and the other Secured Parties, segregated from other funds or property of such Grantor, as additional collateral security for the Secured Obligations.

(b) Except pursuant to a transaction permitted by the Credit Agreement, such Grantor will not (i) vote to enable, or take any other action to permit, any Issuer that is a Grantor or a Subsidiary of a Grantor to issue any Equity Interests of any nature or to issue any other securities convertible into or granting the right to purchase or exchange for any Equity Interests of any nature of any Issuer unless such Equity Interests or securities shall have been pledged to the Administrative Agent to secure the Secured Obligations pursuant to the terms hereof to the extent owned by any Grantor, (ii) sell, assign, transfer, exchange, or otherwise dispose of, or grant any option with respect to, the Investment Property or Proceeds thereof, (iii) create, incur or permit to exist any Lien or option in favor of, or any claim of any Person with respect to, any of the Investment Property or Proceeds thereof, or any interest therein, except for the security interests created by this Agreement and Permitted Liens or (iv) enter into any agreement or undertaking restricting the right or ability of such Grantor or the Administrative Agent to sell, assign or transfer any of the Investment Property or Proceeds thereof, except, in each case, as permitted under the Credit Agreement.

(c) In the case of each Grantor which is an Issuer, such Issuer agrees that (i) it will be bound by the terms of this Agreement relating to the Investment Property issued by it and will comply with such terms insofar as such terms are applicable to it, (ii) it will notify the Administrative Agent promptly in writing of the occurrence of any of the events described in Section 4.5(a) hereof with respect to the Investment Property issued by it and (iii) the terms of Sections 6.3(c) hereof and 6.7 hereof shall apply to it, mutatis mutandis, with respect to all actions that may be required of it pursuant to Sections 6.3(c) hereof or 6.7 hereof with respect to the Investment Property issued by it.

4.6 Electronic Chattel Paper. In the event such Grantor is or becomes the owner of any Electronic Chattel Paper such Grantor shall promptly notify the Administrative Agent and shall use commercially reasonable efforts to grant the Administrative Agent Control of such Electronic Chattel Paper in accordance with the UCC.

4.7 Intellectual Property. (a) Unless such Grantor shall have determined, in its reasonable business judgment, that doing so is not in its best interest, such Grantor (either itself or through licensees) will (i) continue to use each material Trademark on each and every trademark class of goods applicable to its current line as reflected in its current catalogs, brochures and price lists in order to maintain such Trademark in full force free from any claim of abandonment for non-use, (ii) maintain as in the past the quality of products and services offered under such Trademark, (iii) use such Trademark with the appropriate notice of registration and all other notices and legends required by any applicable Legal Requirement, (iv) not adopt or use any mark which is confusingly similar or a colorable imitation of such Trademark unless the Administrative Agent, for the ratable benefit of the Secured Parties, shall obtain a perfected security interest in such mark pursuant to this Agreement, and (v) not (and use commercially reasonable efforts to not permit any licensee or sublicensee thereof to) do any act or knowingly omit to do any act whereby such Trademark may become invalidated or impaired in any way that could reasonably be expected to result in a Material Adverse Effect.

(b) Such Grantor (either itself or through licensees) will not do any act, or omit to do any act, whereby any material Patent may become prematurely invalidated, forfeited, abandoned or dedicated to the public.

(c) Unless such Grantor shall have determined, in its reasonable business judgment, that doing so is not in its best interest, such Grantor (either itself or through licensees) (i) will employ each material Copyright and (ii) will, for each work covered by a material Copyright, use copyright notices as required under applicable copyright laws. Such Grantor will not (either itself or through licensees) do any act whereby any material portion of the Copyrights may fall into the public domain.

(d) Such Grantor (either itself or through licensees) will not do any act that knowingly infringes the intellectual property rights of any other Person.

(e) Such Grantor will notify the Administrative Agent in writing promptly if it knows, or has reason to know, that any application or registration relating to any material Intellectual Property may become forfeited, abandoned or dedicated to the public, or of any adverse determination or development (including, without limitation, the institution of, or any such determination or development in, any proceeding in the United States Patent and Trademark Office, the United States Copyright Office or any court or tribunal in any country) regarding such Grantor’s ownership of, or the validity of, any material Intellectual Property or such Grantor’s right to register the same or to own and maintain the same.

(f) Whenever such Grantor, either by itself or through any agent, employee, licensee or designee, shall file an application for the registration of any Intellectual Property with the United States Patent and Trademark Office, the United States Copyright Office or any similar office or agency in any other country or any political subdivision thereof, such Grantor shall report such filing to the Administrative Agent within ten (10) Business Days after the last day of the fiscal quarter in which such filing occurs. Such Grantor shall execute and deliver, and have recorded, any and all agreements, instruments, documents, and papers as is necessary to evidence the Administrative Agent’s and the other Secured Parties’ security interest in any Copyright, Patent or Trademark and the goodwill and general intangibles of such Grantor relating thereto or represented thereby, as may be requested by the Administrative Agent, acting at the direction of the Requisite Lenders.

(g) Such Grantor will take all reasonable and necessary steps, including, without limitation, in any proceeding before the United States Patent and Trademark Office, the United States Copyright Office or any similar office or agency, to maintain and pursue each application (and to obtain the relevant registration) and to maintain each registration of the material Intellectual Property, including, without limitation, filing of applications for renewal, affidavits of use and affidavits of incontestability and payment of maintenance fees.

(h) In the event that any material Intellectual Property is infringed, misappropriated or diluted by a third party, such Grantor shall (i) take such actions as such Grantor shall reasonably deem appropriate under the circumstances to protect such Intellectual Property and (ii) if such Intellectual Property is of material economic value, promptly notify the Administrative Agent after it learns thereof and sue for infringement, misappropriation or dilution, to seek injunctive relief where appropriate and to recover any and all damages for such infringement, misappropriation or dilution.

(i) Upon the occurrence and during the continuance of an Event of Default, upon the written request of the Administrative Agent, each Grantor will use its commercially reasonable efforts to obtain all consents and approvals necessary for the assignment to the Administrative Agent or its designee of any license held by such Grantor and to enable the Administrative Agent or its designee to enforce the security interests granted hereunder.

4.8 Insurance. (a) All insurance policies required hereunder and under the Credit Agreement (including, but not limited to, Section 5.2 of the Credit Agreement) in respect of property or casualty shall name the Administrative Agent (for the benefit of the Secured Parties) as an additional insured or as loss payee, as applicable, and shall contain loss payable clauses or mortgagee clauses, through endorsements which are customary for similarly situated properties and companies (i) providing that all proceeds thereunder with respect to any Collateral shall be applied in accordance with the Credit Agreement; (ii) providing that no such insurance shall be affected by any act or neglect of the insured or owner of the property described in such policy; and (iii) providing that such policy and loss payable or mortgagee clauses may be canceled, amended, or terminated only upon at least thirty (30) days prior written notice given to the Administrative Agent (except with respect to cancellation as a result of a payment default, such cancellation shall not be effective until at least ten (10) days after receipt by Administrative Agent of written notice thereof).

(b) All premiums on any such insurance shall be paid when due by such Grantor, and, if reasonably requested by the Administrative Agent, copies of the policies shall be delivered to the Administrative Agent. If such Grantor fails to obtain any insurance as required by this Section 4.8 and/or under the Credit Agreement (including, but not limited to, Section 5.2 of the Credit Agreement), the Administrative Agent may obtain such insurance at such Grantor’s expense. By purchasing such insurance, the Administrative Agent shall not be deemed to have waived any Default or Event of Default arising from the Grantor’s failure to maintain such insurance or pay any premiums therefor.

4.9 Commercial Tort Claims. Such Grantor shall promptly notify the Administrative Agent of any Commercial Tort Claim with potential value in excess of $500,000 acquired by it or otherwise arising and, unless the Administrative Agent otherwise consents, such Grantor shall, within 30 days of obtaining such interest, sign and deliver documentation (and amend all applicable financing statements) necessary to grant to the Administrative Agent a perfected first priority security interest in such Commercial Tort Claim (subject to the Liens permitted under the Credit Agreement).

4.10 Letter-of-Credit Rights. If such Grantor is or becomes the beneficiary of a letter of credit with a value in excess of $250,000, it shall promptly after becoming a beneficiary notify the Administrative Agent thereof and (a) use commercially reasonable efforts to cause the issuer and/or confirmation bank to consent to the assignment of any Letter-of-Credit Rights in connection with such letter of credit to the Administrative Agent and (b) agree to direct all payment thereunder to a Deposit Account.

4.11 Collateral Access Agreements Promptly upon request by the Administrative Agent, each Grantor shall use reasonable efforts to obtain a Collateral Access Agreement from the lessor of each leased property, mortgagee of owned property or bailee or consignee with respect to any warehouse, processor or converter facility or other location where Collateral with value of at least $500,000 is stored or located or which is the location of the Company’s principal place of business, which agreement or letter shall provide access rights, contain a waiver or subordination of all Liens or claims that the landlord, mortgagee, bailee or consignee may assert against the Collateral at that location, and shall otherwise be reasonably satisfactory in form and substance to the Collateral Agent.

SECTION 5. COLLECTION AND APPLICATION OF COLLATERAL PROCEEDS; DEPOSIT ACCOUNTS

5.1 Collection of Receivables. On or before the 120th day after the Closing Date (or such later date as agreed by the Administrative Agent in its sole discretion), each Grantor shall execute and deliver to the Administrative Agent, Deposit Account Control Agreements for each Deposit Account (other than (i) each Deposit Account, the funds in which are used, in the ordinary course of business, solely for the payment of salaries and wages, worker’s compensation, pension benefits and similar expenses or taxes related thereto, (ii) each Deposit Account used, in the ordinary course of business, solely for daily accounts payable and that has an ending daily balance of zero, (iii) other Deposit Accounts maintained in the United States so long as the amount of funds on deposit in such Deposit Accounts does not exceed $100,000 individually or in the aggregate, and (iv) any other Deposit Account that constitutes, or is designated by the Requisite Lenders as, Excluded Collateral or an Excluded Deposit Account, for so long as it shall be so designated (“Excluded Deposit Accounts”)) maintained by such Grantor (a “Collateral Deposit Account”), which Collateral Deposit Accounts as of the Closing Date are identified as such on Schedule 7 hereto.

5.2 Covenant Regarding New Deposit Accounts. Before opening, transferring or replacing any Collateral Deposit Account or other Deposit Account (other than Excluded Deposit Accounts), each Grantor shall so notify the Administrative Agent and such Grantor shall cause each bank or financial institution in which it seeks to open a Deposit Account, to enter into a Deposit Account Control Agreement with the Administrative Agent, or the Control Agent, as applicable, in order to give the Administrative Agent, Control of such Collateral Deposit Account.

SECTION 6. REMEDIAL PROVISIONS

6.1 Certain Matters Relating to Receivables. The Administrative Agent hereby authorizes each Grantor to collect such Grantor’s Receivables, and the Administrative Agent may curtail or terminate said authority at any time after the occurrence and during the continuance of an Event of Default. If required by the Administrative Agent at any time after the occurrence and during the continuance of an Event of Default, any payments of Receivables, when collected by any Grantor, (i) shall be forthwith (and, in any event, within two (2) Business Days) deposited by such Grantor in the exact form received, duly indorsed by such Grantor to the Administrative Agent if required, in a Collateral Deposit Account under the sole Control of the Administrative Agent, subject to withdrawal by the Administrative Agent for the account of the Secured Parties only as provided in Section 6.5 hereof, and (ii) until so turned over, shall be held by such Grantor in trust for the Administrative Agent and the other Secured Parties, segregated from other funds of such Grantor. Each such deposit of Proceeds of Receivables shall be accompanied by a report identifying in reasonable detail the nature and source of the payments included in the deposit. The Grantors and the Administrative Agent recognize that setoffs, counterclaims, defenses and other claims may be asserted by obligors with respect to certain of the Receivables, that certain of the Receivables may be or become uncollectible in whole or in part and that the expense and probability of success in litigating a disputed Receivable may exceed the amount that reasonably may be expected to be recovered with respect to a Receivable. In view of the foregoing, each Grantor agrees that the Administrative Agent may at any time and from time to time, if an Event of Default has occurred and is continuing, compromise with the obligor on any Receivable, accept in full payment of any Receivable such amount as the Administrative Agent in its sole discretion shall determine or abandon any Receivable, and any such action by the Administrative Agent shall be deemed to be commercially reasonable so long as the Administrative Agent acts in good faith based on information known to it at the time it takes any such action.

6.2 Communications with Obligors; Grantors Remain Liable. (a) The Administrative Agent in its own name or in the name of others may at any time after the occurrence and during the continuance of an Event of Default communicate (by mail, telephone, facsimile, email or otherwise) with obligors under the Receivables to verify with them to the Administrative Agent’s satisfaction the existence, amount and terms of any Receivables.

(b) Upon the request of the Administrative Agent at any time after the occurrence and during the continuance of an Event of Default, each Grantor shall notify obligors on the Receivables that the Receivables have been assigned to the Administrative Agent for the ratable benefit of the Secured Parties and that payments in respect thereof shall be made directly to the Administrative Agent.

(c) Anything herein to the contrary notwithstanding, each Grantor shall remain liable under each of the Receivables to observe and perform all the conditions and obligations to be observed and performed by it thereunder, all in accordance with the terms of any agreement giving rise thereto. Neither the Administrative Agent nor any other Secured Party shall have any obligation or liability under any Receivable (or any agreement giving rise thereto) by reason of or arising out of this Agreement or the receipt by the Administrative Agent or any other Secured Party of any payment relating thereto, nor shall the Administrative Agent or any other Secured Party be obligated in any manner to perform any of the obligations of any Grantor under or pursuant to any Receivable (or any agreement giving rise thereto), to make any payment, to make any inquiry as to the nature or the sufficiency of any payment received by it or as to the sufficiency of any performance by any party thereunder, to present or file any claim, to take any action to enforce any performance or to collect the payment of any amounts which may have been assigned to it or to which it may be entitled at any time or times.

6.3 Pledged Equity. (a) Unless an Event of Default shall have occurred and be continuing and the Administrative Agent shall have given notice to the relevant Grantor of the Administrative Agent’s intent to exercise its corresponding rights pursuant to Section 6.3(b) hereof, each Grantor shall be permitted to receive all cash dividends paid in respect of the Pledged Equity and all payments made in respect of the Pledged Notes, in each case, to the extent permitted in the Credit Agreement, and to exercise all voting and corporate or other organizational rights with respect to the Investment Property; provided, however, that no vote shall be cast or corporate or other organizational right exercised or other action taken which would be inconsistent with or result in any violation of any provision of the Credit Agreement, this Agreement or any other Security Instrument.

(b) If an Event of Default shall occur and be continuing and the Administrative Agent shall give notice of its intent to exercise such rights to the relevant Grantor or Grantors, (i) the Administrative Agent shall have the right to receive any and all cash dividends, payments or other Proceeds paid in respect of the Investment Property and make application thereof to the Secured Obligations in the order set forth in the Credit Agreement, and (ii) any or all of the Investment Property shall be registered in the name of the Administrative Agent or its nominee, and the Administrative Agent or its nominee may thereafter exercise (x) all voting, corporate and other rights pertaining to such Investment Property at any meeting of shareholders of the relevant Issuer or Issuers or otherwise and (y) any and all rights of conversion, exchange and subscription and any other rights, privileges or options pertaining to such Investment Property as if it were the absolute owner thereof (including, without limitation, the right to exchange at its discretion any and all of the Investment Property upon the merger, consolidation, reorganization, recapitalization or other fundamental change in the corporate or other organizational structure of any Issuer, or upon the exercise by any Grantor or the Administrative Agent of any right, privilege or option pertaining to such Investment Property, and in connection therewith, the right to deposit and deliver any and all of the Investment Property with any committee, depositary, transfer agent, registrar or other designated agency upon such terms and conditions as the Administrative Agent may determine), all without liability except to account for property actually received by it, but the Administrative Agent shall have no duty to any Grantor to exercise any such right, privilege or option and shall not be responsible for any failure to do so or delay in so doing.

(c) Each Grantor hereby authorizes and instructs each Issuer of any Investment Property pledged by such Grantor hereunder to (i) comply with any instruction received by it from the Administrative Agent in writing that (x) states that an Event of Default has occurred and is continuing and (y) is otherwise in accordance with the terms of this Agreement, without any other or further instructions from such Grantor, and each Grantor agrees that each Issuer shall be fully protected in so complying, and (ii) unless otherwise expressly permitted hereby, pay any dividends or other payments with respect to the Investment Property directly to the Administrative Agent.

6.4 Proceeds to be Turned Over To Administrative Agent. In addition to the rights of the Administrative Agent and the other Secured Parties specified in Section 6.1 hereof with respect to payments of Receivables, if an Event of Default shall occur and be continuing, all Proceeds received by any Grantor consisting of cash, checks and other near-cash items shall be held by such Grantor in trust for the Administrative Agent and the other Secured Parties, segregated from other funds of such Grantor, and shall, forthwith upon receipt by such Grantor, be turned over to the Administrative Agent in the exact form received by such Grantor (duly indorsed by such Grantor to the Administrative Agent, as applicable). All Proceeds while held by the Administrative Agent (or by such Grantor in trust for the Administrative Agent and the other Secured Parties) shall continue to be held as collateral security for all the Secured Obligations and shall not constitute payment thereof until applied as provided in Section 6.5 hereof.

6.5 Application of Proceeds. If an Event of Default shall have occurred and be continuing, the Administrative Agent shall apply all or any part of Proceeds constituting Collateral held by it, whether or not held in any Collateral Deposit Account, in payment of the Secured Obligations in the order set forth in Section 7.6 of the Credit Agreement.

6.6 Code and Other Remedies. If an Event of Default shall occur and be continuing, the Administrative Agent, on behalf of the Secured Parties, may exercise, in addition to all other rights and remedies granted to them in this Agreement and in any other instrument or agreement securing, evidencing or relating to the Secured Obligations, all rights and remedies of a secured party under the UCC or any other Legal Requirement. Without limiting the generality of the foregoing, the Administrative Agent, without demand of performance or other demand, presentment, protest, advertisement or notice of any kind (except any notice required by law referred to below) to or upon any Grantor or any other Person (all and each of which demands, presentments, protests, defenses, advertisements and notices are hereby waived), may in such circumstances (a) forthwith collect, receive, appropriate and realize upon the Collateral, or any part thereof, and/or may forthwith sell, lease, assign, give option or options to purchase, or otherwise dispose of and deliver the Collateral or any part thereof (or contract to do any of the foregoing), in one or more parcels at public or private sale or sales, at any exchange, broker’s board or office of the Administrative Agent or any other Secured Party or elsewhere upon such terms and conditions as it may deem advisable and at such prices as it may deem best, for cash or on credit or for future delivery without assumption of any credit risk, (b) give notice of sole control or any other instruction under any Deposit Account Control Agreement or other control agreement with any securities intermediary and take any action therein with respect to such Collateral, (c) with respect to any Collateral consisting of Intellectual Property, on demand, to cause the security interest granted herein to become an assignment, transfer and conveyance of any of or all such Collateral by the applicable Grantors to the Administrative Agent or to license or sublicense, whether general, special or otherwise, and whether on an exclusive or a nonexclusive basis, any such Collateral throughout the world on such terms and conditions and in such manner as the Administrative Agent shall reasonably determine (other than in violation of any then-existing licensing arrangements to the extent that waivers thereunder cannot be obtained), and (d) concurrently with written notice to the applicable Grantor of its intent to exercise rights and remedies, transfer and register in its name or in the name of its nominee the whole or any part of the Investment Property, to exchange certificates or instruments representing or evidencing Investment Property for certificates or instruments of smaller or larger denominations, and subject to the notice requirements of Section 6.3 hereof, to exercise the voting and all other rights as a holder with respect thereto, to collect and receive all cash dividends, interest, principal and other distributions made thereon and to otherwise act with respect to the Investment Property as though the Administrative Agent was the outright owner thereof. The Administrative Agent or any other Secured Party shall have the right upon any such public sale or sales, and, to the extent permitted by law, upon any such private sale or sales, to purchase the whole or any part of the Collateral so sold, free of any right or equity of redemption in any Grantor, which right or equity is hereby waived and released. Each Grantor further agrees, at the Administrative Agent’s request, to assemble the Collateral and make it available to the Administrative Agent at places which the Administrative Agent shall reasonably select, whether at such Grantor’s premises or elsewhere. The Administrative Agent shall apply the net proceeds of any action taken by it pursuant to this Section 6.6, after deducting all reasonable costs and expenses of every kind incurred in connection therewith or incidental to the care or safekeeping of any of the Collateral or in any way relating to the Collateral or the rights of the Administrative Agent and the other Secured Parties hereunder, including, without limitation, reasonable attorneys’ fees and disbursements, to the payment in whole or in part of the Secured Obligations, in accordance with Section 6.5 hereof and only after such application and the payment of all Secured Obligations in full in immediately available funds and after the payment by the Administrative Agent of any other amount required by any provision of law, including, without limitation, Section 9-615(a)(3) of the New York Uniform Commercial Code, need the Administrative Agent account for the surplus, if any, to any Grantor. Without limiting the provisions of Section 8.3 hereof, to the extent permitted by applicable law, each Grantor waives all claims, damages and demands it may acquire against the Administrative Agent or any other Secured Party arising out of the exercise by them of any rights hereunder. If any notice of a proposed sale or other disposition of Collateral shall be required by law, which is not waived under Section 8.3 hereof, such notice shall be deemed reasonable and proper in every case if given at least ten (10) days before such sale or other disposition (it being understood that a shorter period may also be reasonable given the circumstances). Until the Administrative Agent is able to effect a sale, lease, or other disposition of Collateral, the Administrative Agent shall have the right to hold or use Collateral, or any part thereof, to the extent that it deems appropriate for the purpose of preserving Collateral or its value or for any other purpose deemed appropriate by the Administrative Agent. The Administrative Agent may, if it so elects, seek the appointment of a receiver or keeper to take possession of Collateral and to enforce any of the Administrative Agent’s remedies (for the benefit of the Administrative Agent and the Secured Parties), with respect to such appointment without prior notice or hearing as to such appointment. Notwithstanding the foregoing, neither the Administrative Agent nor any of the Secured Parties shall be required to (i) make any demand upon, or pursue or exhaust any of their rights or remedies against, any Grantor, any other obligor, guarantor, pledgor or any other Person with respect to the payment of the Secured Obligations or to pursue or exhaust any of their rights or remedies with respect to any Collateral therefor or any direct or indirect guarantee thereof, (ii) marshal the Collateral or any guarantee of the Secured Obligations or to resort to the Collateral or any such guarantee in any particular order, or (iii) effect a public sale of any Collateral.

6.7 Registration Rights. (a) If the Administrative Agent shall determine to exercise its right to sell any or all of the Pledged Equity pursuant to Section 6.6 hereof, and if in the opinion of the Administrative Agent it is necessary or advisable to have the Pledged Equity, or that portion thereof to be sold, registered under the provisions of the Securities Act, the relevant Grantor will cause the Issuer thereof to (i) execute and deliver, and cause the directors and officers of such Issuer to execute and deliver, all such instruments and documents, and do or cause to be done all such other acts as may be, in the opinion of the Administrative Agent, necessary or advisable to register the Pledged Equity, or that portion thereof to be sold, under the provisions of the Securities Act, (ii) use its best efforts to cause the registration statement relating thereto to become effective and to remain effective for a period of one (i) year from the date of the first public offering of the Pledged Equity, or that portion thereof to be sold, and (iii) make all amendments thereto and/or to the related prospectus which, in the opinion of the Administrative Agent, are necessary or advisable, all in conformity with the requirements of the Securities Act and the rules and regulations of the Securities and Exchange Commission applicable thereto. Each Grantor agrees to cause such Issuer to comply with the provisions of the securities or “Blue Sky” laws of any and all jurisdictions which the Administrative Agent shall designate and to make available to its security holders, as soon as practicable, an earnings statement (which need not be audited) which will satisfy the provisions of Section 11(a) of the Securities Act.

(b) Each Grantor recognizes that the Administrative Agent may conduct one or more sales thereof to purchasers that would otherwise satisfy the requirements of the Securities Act (for the purposes of this Section 6.7, such sale a “Private Sale”). Each Grantor acknowledges and agrees that any such Private Sale may result in prices and other terms less favorable than if such sale were of Pledged Equity registered under the provisions of the Securities Act and, notwithstanding such circumstances or any other circumstances, agrees that no such Private Sale shall be deemed to have been made in a commercially unreasonable manner solely because the Pledged Equity had not been registered under the provisions of the Securities Act. In no circumstances shall the Administrative Agent be under any obligation to register Pledged Equity under the provisions of the Securities Act, even if such Issuer would agree to do so nor shall the Administrative Agent be under any obligation to delay a sale of any of the Pledged Equity for the period of time necessary to permit the Issuer thereof to register such securities for public sale.

(c) Each Grantor agrees to use its reasonable efforts to do or cause to be done all such other acts as may be necessary to make such sale or sales of all or any portion of the Pledged Equity pursuant to this Section 6.7 valid and binding and in compliance with any and all other applicable Requirements of Law. Each Grantor further agrees that a breach of any of the covenants contained in this Section 6.7 will cause irreparable injury to the Administrative Agent and the other Secured Parties, that the Administrative Agent and the other Secured Parties have no adequate remedy at law in respect of such breach and, as a consequence, that each and every covenant contained in this Section 6.7 shall be specifically enforceable against such Grantor, and such Grantor hereby waives and agrees not to assert any defenses against an action for specific performance of such covenants except for a defense that no Event of Default has occurred under the Credit Agreement.

6.8 Grantor’s Obligations Upon Default. Upon the request of the Administrative Agent after the occurrence and during the continuance of an Event of Default, each Grantor will:

(a) assemble and make available to the Administrative Agent the Collateral and all books and records relating thereto at any place or places specified by the Administrative Agent, whether at a Grantor’s premises or elsewhere; and

(b) subject in all cases to any lease or sub-lease agreements and any collateral access agreements, permit the Administrative Agent, by the Administrative Agent’s representatives and agents, to enter, occupy and use any premises where all or any part of the Collateral, or the books and records relating thereto, or both, are located, to take possession of all or any part of the Collateral or the books and records relating thereto, or both, to remove all or any part of the Collateral or the books and records relating thereto, or both, and to conduct sales of the Collateral, without any obligation to pay the Grantor for such use and occupancy.

6.9 Grant of Intellectual Property License. For the purpose of enabling the Administrative Agent to exercise the rights and remedies under this Agreement at such time as the Administrative Agent shall be lawfully entitled to exercise such rights and remedies, each Grantor hereby (a) grants to the Administrative Agent, for the benefit of the Administrative Agent and the Secured Parties, an irrevocable, nonexclusive license (exercisable without payment of royalty or other compensation to any Grantor) to use, license or sublicense, on such terms and conditions as the Administrative Agent shall reasonably determine, any Intellectual Property rights now owned or hereafter acquired by such Grantor, and wherever the same may be located, and including in such license access to all media in which any of the licensed items may be recorded or stored and to all computer software and programs used for the compilation or printout thereof, the right to prosecute and maintain all Intellectual Property and the right to sue for past infringement of the Intellectual Property and (b) irrevocably agrees that, at any time and from time to time following the occurrence and during the continuance of an Event of Default, the Administrative Agent may sell any of such Grantor’s Inventory directly to any person, including without limitation persons who have previously purchased the Grantor’s Inventory from such Grantor and in connection with any such sale or other enforcement of the Administrative Agent’s rights under this Agreement, may (subject to any restrictions contained in applicable third-party licenses entered into by a Grantor) sell Inventory which bears any Trademark owned by or licensed to such Grantor and any Inventory that is covered by any Copyright owned by or licensed to such Grantor and the Administrative Agent may finish any work in process and affix any Trademark owned by or licensed to such Grantor and sell such Inventory as provided herein. The use of the license granted pursuant to clause (a) of the preceding sentence to the Administrative Agent may be exercised only upon the occurrence and, at the option of the Administrative Agent, during the continuance of an Event of Default; provided, however, that any license, sublicense or other transaction entered into by the Administrative Agent in accordance herewith shall be binding upon each Grantor notwithstanding any subsequent cure of an Event of Default.

6.10 Subordination Each Grantor hereby agrees that, upon the occurrence and during the continuance of an Event of Default, unless otherwise agreed by the Administrative Agent, all Indebtedness owing by it to, or to it by, the Company or any Subsidiary of the Company shall be fully subordinated to the indefeasible payment in full in cash of the Secured Obligations.

6.11 Deficiency. Each Grantor shall remain liable for any deficiency if the proceeds of any sale or other disposition of the Collateral are insufficient to pay the Secured Obligations and the fees and disbursements of any attorneys employed by the Administrative Agent or any other Secured Party to collect such deficiency.

SECTION 7. THE ADMINISTRATIVE AGENT

7.1 Administrative Agent’s Appointment as Attorney-in-Fact, etc. (a) Each Grantor hereby irrevocably constitutes and appoints the Administrative Agent and any officer or agent thereof, with full power of substitution, as its true and lawful attorney-in-fact with full irrevocable power and authority in the place and stead of such Grantor and in the name of such Grantor or in its own name, for the purpose of carrying out the terms of this Agreement, to take any and all appropriate action and to execute any and all documents and instruments which may be necessary or desirable to accomplish the purposes of this Agreement, and, without limiting the generality of the foregoing, each Grantor hereby gives the Administrative Agent the power and right, on behalf of such Grantor, without notice to or assent by such Grantor, to do any or all of the following:

(i) in the name of such Grantor or its own name, or otherwise, take possession of and indorse and collect any checks, drafts, notes, acceptances or other instruments for the payment of moneys due under any Receivable with respect to any other Collateral and file any claim or take any other action or proceeding in any court of law or equity or otherwise deemed appropriate by the Administrative Agent for the purpose of collecting any and all such moneys due under any Receivable or with respect to any other Collateral whenever payable;

(ii) in the case of (A) any Intellectual Property, execute and deliver, and have recorded, any and all agreements, instruments, documents and papers as the Administrative Agent may request to evidence the Administrative Agent’s and the other Secured Parties’ security interest in such Intellectual Property and the goodwill and general intangibles of such Grantor relating thereto or represented thereby and (B) in the case of any insurance, obtain any insurance and pay any insurance premiums with respect to such insurance called for by the terms of this Agreement (including, but not limited to Section 4.8 of this Agreement) or the Credit Agreement (including, but not limited to Section 5.2 of the Credit Agreement);

(iii) pay or discharge taxes and Liens levied or placed on or threatened against the Collateral, effect any repairs called for by the terms of this Agreement and pay all or any part of costs thereof;

(iv) to prepare and file any UCC financing statements against such Grantor as debtor;

(v) execute, in connection with any sale provided for in Sections 6.6 or 6.7 hereof or otherwise in accordance with this Agreement, any indorsements, assignments or other instruments of conveyance or transfer with respect to the Collateral;

(vi) direct any party liable for any payment under any of the Collateral to make payment of any and all moneys due or to become due thereunder directly to the Administrative Agent or as the Administrative Agent shall direct; ask or demand for, collect, and receive payment of and receipt for, any and all moneys, claims and other amounts due or to become due at any time in respect of or arising out of any Collateral; sign and indorse any invoices, freight or express bills, bills of lading, storage or warehouse receipts, drafts against debtors, assignments, verifications, notices and other documents in connection with any of the Collateral; commence and prosecute any suits, actions or proceedings at law or in equity in any court of competent jurisdiction to collect the Collateral or any portion thereof and to enforce any other right in respect of any Collateral; defend any suit, action or proceeding brought against such Grantor with respect to any Collateral; settle, compromise or adjust any such suit, action or proceeding and, in connection therewith, give such discharges or releases as the Administrative Agent may deem appropriate; assign any Copyright, Patent or Trademark (along with the goodwill of the business to which any such Copyright, Patent or Trademark pertains), throughout the world for such term or terms, on such conditions, and in such manner, as the Administrative Agent shall in its sole discretion determine; and generally, sell, transfer, pledge and make any agreement with respect to or otherwise deal with any of the

Collateral as fully and completely as though the Administrative Agent were the absolute owner thereof for all purposes, and do, at the Administrative Agent’s option and such Grantor’s expense, at any time, or from time to time, all acts and things which the Administrative Agent deems necessary to protect, preserve or realize upon the Collateral and the Administrative Agent’s and the other Secured Parties’ security interests therein and to effect the intent of this Agreement, all as fully and effectively as such Grantor might do; and

(vii) TO ACT AS ITS PROXY AND ATTORNEY-IN-FACT (AS SET FORTH IN SECTION 7.1 ABOVE) WITH RESPECT TO ITS INVESTMENT PROPERTY, INCLUDING, SUBJECT TO SECTION 6.3 HEREOF, THE RIGHT TO VOTE SUCH INVESTMENT PROPERTY, WITH FULL POWER OF SUBSTITUTION TO DO SO. IN ADDITION TO THE RIGHT TO VOTE ANY SUCH INVESTMENT PROPERTY, THE APPOINTMENT OF THE ADMINISTRATIVE AGENT AS PROXY AND ATTORNEY-IN-FACT SHALL INCLUDE, SUBJECT TO SECTION 6.3 HEREOF, THE RIGHT TO EXERCISE ALL OTHER RIGHTS, POWERS, PRIVILEGES AND REMEDIES TO WHICH A HOLDER OF SUCH INVESTMENT PROPERTY, WOULD BE ENTITLED (INCLUDING GIVING OR WITHHOLDING WRITTEN CONSENTS OF SHAREHOLDERS, CALLING SPECIAL MEETINGS OF SHAREHOLDERS AND VOTING AT SUCH MEETINGS). SUCH PROXY SHALL BE EFFECTIVE, AUTOMATICALLY AND WITHOUT THE NECESSITY OF ANY ACTION (INCLUDING ANY TRANSFER OF ANY SUCH INVESTMENT PROPERTY ON THE RECORD BOOKS OF THE ISSUER THEREOF) BY ANY PERSON (INCLUDING THE ISSUER OF SUCH INVESTMENT PROPERTY OR ANY OFFICER OR AGENT THEREOF), IN EACH CASE ONLY UPON THE OCCURRENCE AND DURING THE CONTINUANCE OF AN EVENT OF A DEFAULT AND UPON PRIOR WRITTEN NOTICE TO THE GRANTORS.

Anything in this Section 7.1(a) to the contrary notwithstanding, the Administrative Agent agrees that it will not exercise any rights under the power of attorney provided for in this Sections 7.1(a) (other than Section 7.1(a)(ii)(A) and (B)) unless an Event of Default shall have occurred and be continuing.

(b) If any Grantor fails to perform or comply with any of its agreements contained in this Agreement, the Administrative Agent, at the direction of the Requisite Lenders, may perform or comply, or otherwise cause performance or compliance, with such agreement.

(c) The expenses of the Administrative Agent incurred in connection with actions undertaken as provided in this Section 7.1(other than Section 7.1(a)(ii)(A) and (B)) after the occurrence and during the continuance of an Event of Default, together with interest thereon at a rate per annum equal to the rate per annum at which interest would then be payable on the Loans, from the date of payment by the Administrative Agent to the date reimbursed by the Grantors, shall be payable by Grantors to the Administrative Agent on demand, or directly out of Proceeds from any relevant Collateral, at the Administrative Agent’s discretion.

(d) Each Grantor hereby ratifies all that said attorneys shall lawfully do or cause to be done by virtue hereof. All powers, authorizations and agencies contained in this Agreement are coupled with an interest and are irrevocable until this Agreement is terminated and the security interests created hereby are released.

7.2 Duty of Administrative Agent. The Administrative Agent’s sole duty with respect to the custody, safekeeping and physical preservation of the Collateral in its possession, under Section 9-207 of the New York Uniform Commercial Code or otherwise, shall be to deal with it in the same manner as the Administrative Agent deals with similar property for its own account. Neither the Administrative Agent, any other Secured Party nor any of their respective representatives, successors, assigns, affiliates, partners, members, investors, shareholders, attorneys, officers, directors, employees or agents shall be liable for failure to demand, collect or realize upon any of the Collateral or for any delay in doing so or shall be under any obligation to sell or otherwise dispose of any Collateral upon the request of any Grantor or any other Person or to take any other action whatsoever with regard to the Collateral or any part thereof. The powers, rights and discretionary duties conferred on the Administrative Agent and the other Secured Parties hereunder are solely to protect the Administrative Agent’s and the other Secured Parties’ interests in the Collateral and shall not impose any duty upon the Administrative Agent or any other Secured Party to exercise any such powers. The Administrative Agent and the other Secured Parties shall be accountable only for amounts that they actually receive as a result of the exercise of such powers, and neither they nor any of their representatives, successors, assigns, affiliates, partners, members, investors, shareholders, attorneys, officers, directors, employees or agents shall be responsible to any Grantor for any act or failure to act hereunder, except for their own gross negligence or willful misconduct as finally determined by a court of competent jurisdiction. To the extent that any Legal Requirement imposes duties on the Administrative Agent to exercise remedies in a commercially reasonable manner, each Grantor acknowledges and agrees that it may be commercially reasonable for the Administrative Agent (i) to fail to incur expenses deemed significant by the Administrative Agent to prepare Collateral for disposition or otherwise to transform raw material or work in process into finished goods or other finished products for disposition, (ii) to fail to obtain third party consents for access to Collateral to be disposed of, or to obtain or, if not required by any Legal Requirement, to fail to obtain governmental or third party consents for the collection or disposition of Collateral to be collected or disposed of, (iii) to fail to exercise collection remedies against Account Debtors or other Persons obligated on Collateral or to remove Liens on or any adverse claims against Collateral, (iv) to exercise collection remedies against Account Debtors and other Persons obligated on Collateral directly or through the use of collection agencies and other collection specialists, (v) to advertise dispositions of Collateral through publications or media of general circulation, whether or not the Collateral is of a specialized nature, (vi) to contact other Persons, whether or not in the same business as such Grantor, for expressions of interest in acquiring all or any portion of such Collateral, (vii) to hire one or more professional auctioneers to assist in the disposition of Collateral, whether or not the Collateral is of a specialized nature, (viii) to dispose of Collateral by utilizing internet sites that provide for the auction of assets of the types included in the Collateral or that have the reasonable capacity of doing so, or that match buyers and sellers of assets, (ix) to dispose of assets in wholesale rather than retail markets, (x) to disclaim disposition warranties, such as title, possession or quiet enjoyment, (xi) to purchase insurance or credit enhancements to insure the Administrative Agent against risks of loss, collection or disposition of Collateral or to provide to the Administrative Agent a guaranteed return from the collection or disposition of Collateral, or (xii) to the extent deemed appropriate by the Administrative Agent, to obtain the services of other brokers, investment bankers, consultants and other professionals to assist the Administrative Agent in the collection or disposition of any of the Collateral. Each Grantor acknowledges that the purpose of this Section 7.2 is to provide non-exhaustive indications of what actions or omissions by the Administrative Agent may be commercially reasonable in the Administrative Agent’s exercise of remedies against the Collateral and that other actions or omissions by the Administrative Agent shall not be deemed commercially unreasonable solely on account of not being indicated in this Section 7.2. Without limitation upon the foregoing, nothing contained in this Section 7.2 shall be construed to grant any rights to any Grantor or to impose any duties on the Administrative Agent that would not have been granted or imposed by this Agreement or by any Legal Requirement in the absence of this Section 7.2.

7.3 Execution of Financing Statements and Other Documents. Pursuant to any applicable law, each Grantor authorizes the Administrative Agent to file or record financing statements and other filing or recording documents or instruments with respect to the Collateral without the signature of such Grantor in such form and in such offices as the Administrative Agent reasonably determines appropriate to perfect the security interests of the Administrative Agent under this Agreement and, if applicable, to maintain Control of Collateral. Each Grantor authorizes the Administrative Agent to use the collateral description “all assets now existing or hereafter acquired” or “all personal property now existing or hereafter acquired” or any similar collateral description in any such financing statements. Each Grantor hereby ratifies and authorizes the filing by the Administrative Agent of any financing statement with respect to the Collateral made prior to the date hereof; provided that such authorization will not impose any such duty upon the Administrative Agent. Nothing in this Section shall relieve any Grantor from its obligation to file financing statements, to file any continuation statements or to otherwise maintain perfection of the Administrative Agent’s security interest as such obligations are set forth in this Agreement, the Credit Agreement or any other document.

7.4 Secured Party Performance of Debtor Obligations. Without having any obligation to do so, the Administrative Agent may, after the occurrence and during the continuance of an Event of Default, perform or pay any obligation which any Grantor has agreed to perform or pay in this Agreement and the Grantors shall reimburse the Administrative Agent for any amounts paid by the Administrative Agent pursuant to this Section 7.4. The Grantors’ obligation to reimburse the Administrative Agent pursuant to the preceding sentence shall be a Secured Obligation payable on demand, or directly out of Proceeds from any relevant Collateral, at the Administrative Agent’s discretion.

7.5 Specific Performance of Certain Covenants. Each Grantor acknowledges and agrees that a breach of any of the covenants contained in Sections 4, 5, 6.1, 6.2, 6.3, 6.4, and 6.7 hereof will cause irreparable injury to the Administrative Agent and the other Secured Parties, that the Administrative Agent and the other Secured Parties have no adequate remedy at law in respect of such breaches and therefore agrees, without limiting the right of the Administrative Agent or the Secured Parties to seek and obtain specific performance of other obligations of the Grantors contained in this Agreement, that the covenants of the Grantors contained in the Sections referred to in this Section 7.5 shall, to the extent permitted under applicable law, be specifically enforceable against the Grantors.

7.6 Authority of Administrative Agent. Each Grantor acknowledges that the rights and responsibilities of the Administrative Agent under this Agreement with respect to any action taken by the Administrative Agent or the exercise or non-exercise by the Administrative Agent of any option, voting right, request, judgment, discretionary duty or other right or remedy provided for herein or resulting or arising out of this Agreement shall, as between the Administrative Agent and the other Secured Parties, be governed by the Credit Agreement and by such other agreements with respect thereto as may exist from time to time among them, but, as between the Administrative Agent and the Grantors, the Administrative Agent shall be conclusively presumed to be acting as agent for the Secured Parties with full and valid authority so to act or refrain from acting, and no Grantor shall be under any obligation, or entitlement, to make any inquiry respecting such authority.

7.7 Protections of Administrative Agent. (a) For all purposes of this Agreement, the Administrative Agent shall not be deemed to have notice or knowledge of any Event of Default or matter hereunder unless written notice of such event is received by the Administrative Agent or an officer of the Administrative Agent responsible for the administration of this Agreement has actual knowledge thereof.

(b) Except for action expressly required hereunder (excluding circumstances in which the Administrative Agent has the ability but not an affirmative duty to act) or in the Credit Agreement, nothing in this Agreement, the Credit Agreement or any Security Instrument shall be interpreted as giving the Administrative Agent responsibility for or any duty concerning the validity, perfection, priority or enforceability of any Lien or security interest in any Collateral or giving the Administrative Agent any obligation to take any action to procure or maintain such validity, perfection, priority or enforceability.

(c) Neither the Administrative Agent nor any of its representatives, successors, assigns, partners, members, investors, shareholders, attorneys, affiliates, directors, officers, agents or employees shall be liable for any action taken or not taken by it in connection herewith (i) with the consent or at the request of a Person authorized hereunder, the Intercreditor Agreement or under the Credit Agreement or (ii) in the absence of its own gross negligence or willful misconduct as finally determined by a court of competent jurisdiction. Neither the Administrative Agent nor any of its representatives, successors, assigns, partners, members, investors, shareholders, attorneys, affiliates, directors, officers, agents or employees shall be responsible for or have any duty to ascertain, inquire into or verify (i) any statement, warranty or representation made in connection with this Agreement; (ii) the performance or observance of any of the covenants or agreements of a Grantor; (iii) the receipt of items required to be delivered to the Administrative Agent; or (iv) the validity, effectiveness or genuineness of this Agreement, the other Security Instruments or any other instrument or writing furnished in connection herewith. The Administrative Agent shall not incur any liability by acting in reliance upon any notice, consent, certificate, statement, or other writing (which may be a bank wire, telex or similar writing) reasonably believed by it to be genuine or to be signed by the proper party or parties. The Administrative Agent shall in all cases be fully protected in acting, or in refraining from acting, under this Agreement or any other Security Instrument or any other document furnished in connection herewith or therewith in accordance with a written direction or a request of an authorized Person pursuant to the terms of this Agreement or the Credit Agreement.

(d) Any Person into which the Administrative Agent may be converted or merged, or with which it may be consolidated, or to which it may sell or transfer its corporate trust assets as a whole or substantially as a whole, or any Person resulting from any such conversion, merger, consolidation, sale or transfer to which the Administrative Agent is a party, shall (provided it is otherwise qualified to serve as the Administrative Agent hereunder) be and become a successor Administrative Agent hereunder and be vested with all of the title to the Collateral and all of the trusts, powers, discretions, immunities, privileges, estates, properties, rights, duties and obligations as was its predecessor without the execution or filing of any instrument or any further act, deed or conveyance on the part of any of the parties hereto or any other Person, anything herein to the contrary notwithstanding.

(e) In entering into this Agreement, and in taking (or refraining from) any actions under or pursuant to this Agreement, the Administrative Agent shall be protected by and shall enjoy all of the rights, immunities, protections and indemnities granted to it under the Intercreditor Agreement, the Credit Agreement or the Security Instruments.

SECTION 8. MISCELLANEOUS

8.1 Amendments in Writing. None of the terms or provisions of this Agreement may be waived, amended, supplemented or otherwise modified except in accordance with Section 10.1 of the Credit Agreement.

8.2 Notices. All notices, requests and demands to or upon the Administrative Agent or any Grantor hereunder shall be effected in the manner provided for in Section 10.2 of the Credit Agreement.

8.3 Waivers. To the extent permitted under applicable law, each Grantor hereby waives notice of the time and place of any public sale or the time after which any private sale or other disposition of all or any part of the Collateral may be made. To the extent such notice may not be waived under applicable law, any notice made shall be deemed reasonable if sent to the Grantors, addressed as set forth in Section 8.2 hereof, at least ten (10) days prior (or such shorter period as may be commercially reasonable) to (i) the date of any such public sale or (ii) the time after which any such private sale or other disposition may be made. To the maximum extent permitted by applicable law, each Grantor waives all claims, damages, and demands against the Administrative Agent or any Secured Party arising out of the exercise of any rights and/or remedies hereunder, including, without limitation, the repossession, retention or sale of the Collateral, except such as arise out of the gross negligence or willful misconduct of the Administrative Agent or such Secured Party as finally determined by a court of competent jurisdiction. To the extent it may lawfully do so, each Grantor absolutely and irrevocably waives and relinquishes the benefit and advantage of, and covenants not to assert against the Administrative Agent or any Secured Party, any valuation, stay, appraisal, extension, moratorium, redemption or similar laws and any and all rights or defenses it may have as a surety now or hereafter existing which, but for this provision, might be applicable to the sale of any Collateral made under the judgment, order or decree of any court, or privately under the power of sale conferred by this Agreement, or otherwise. Except as otherwise specifically provided herein, each Grantor hereby waives presentment, demand, protest or any notice (to the maximum extent permitted by applicable law) of any kind in connection with this Agreement or any Collateral.

8.4 No Waiver by Course of Conduct; Cumulative Remedies. Neither the Administrative Agent nor any other Secured Party shall by any act (except by a written instrument pursuant to Section 8.1 hereof), delay, indulgence, omission or otherwise be deemed to have waived any right or remedy hereunder or to have acquiesced in any Default or Event of Default. No failure to exercise, nor any delay in exercising, on the part of the Administrative Agent or any other Secured Party, any right, power or privilege hereunder shall operate as a waiver thereof. No single or partial exercise of any right, power or privilege hereunder shall preclude any other or further exercise thereof or the exercise of any other right, power or privilege. A waiver by the Administrative Agent or any other Secured Party of any right or remedy hereunder on any one occasion shall not be construed as a bar to any right or remedy which the Administrative Agent or such other Secured Party would otherwise have on any future occasion. The rights and remedies herein provided are cumulative, may be exercised singly or concurrently and are not exclusive of any other rights or remedies provided by law.

8.5 Enforcement Expenses; Indemnification. (a) Each Grantor agrees to pay or reimburse the Administrative Agent or any Lender for all its reasonable out-of-pocket costs and expenses incurred in enforcing or preserving any rights under this Agreement and the other Security Instruments to which such Grantor is a party, including, without limitation, the reasonable fees and disbursements of counsel to the Administrative Agent to the same extent the Company would be required to do so pursuant to Section 10.4 of the Credit Agreement.

(b) Each Grantor agrees to pay, and to indemnify and save the Administrative Agent and the other Secured Parties harmless from, any and all liabilities with respect to, or resulting from any delay in paying, any and all stamp, excise, sales or other taxes which may be payable or determined to be payable with respect to any of the Collateral or in connection with any of the transactions contemplated by this Agreement.

(c) Each Grantor agrees to pay, and to indemnify and save the Administrative Agent and the other Secured Parties harmless from, any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever with respect to the execution, delivery, enforcement, performance and administration of this Agreement to the same extent the Company would be required to do so pursuant to Section 10.7 of the Credit Agreement.

(d) The agreements in this Section 8.5 shall survive repayment of the Secured Obligations and all other amounts payable under the Credit Agreement and the Security Instruments.

8.6 Successors and Assigns. This Agreement shall be binding upon the successors and assigns of each Grantor and shall inure to the benefit of the Administrative Agent and the other Secured Parties and their successors and assigns; provided that no Grantor may assign, transfer or delegate any of its rights or obligations under this Agreement without the prior written consent of the Administrative Agent.

8.7 Counterparts. This Agreement may be executed by one or more of the parties to this Agreement on any number of separate counterparts (including by telecopy, .pdf, or other electronic transmission), and all of said counterparts taken together shall be deemed to constitute one and the same instrument.

8.8 Severability. Any provision of this Agreement which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

8.9 Section Headings. The Section headings used in this Agreement are for convenience of reference only and are not to affect the construction hereof or be taken into consideration in the interpretation hereof.

8.10 Integration. This Agreement, the Credit Agreement and the other Security Instruments represent the agreement of the Grantors, the Administrative Agent and the other Secured Parties with respect to the subject matter hereof and thereof, and there are no promises, undertakings, representations or warranties by the Administrative Agent or any other Secured Party relative to subject matter hereof and thereof not expressly set forth or referred to herein or in the Credit Agreement and the other Security Instruments.

8.11 Reinstatement. This Agreement shall remain in full force and effect and continue to be effective should any petition be filed by or against any Grantor for liquidation or reorganization, should any Grantor become insolvent or make an assignment for the benefit of any creditor or creditors, should a receiver or trustee be appointed for all or any significant part of any Grantor’s assets, or any similar proceeding is initiated or undertaken and shall continue to be effective or be reinstated, as the case may be, if at any time payment and performance of the Secured Obligations, or any part thereof, is, pursuant to applicable law, rescinded or reduced in amount, or must otherwise be restored or returned by any obligee of the Secured Obligations, whether as a “voidable preference,” “fraudulent conveyance,” or otherwise, all as though such payment or performance had not been made. In the event that any payment, or any part thereof, is rescinded, reduced, restored or returned, the Secured Obligations shall be reinstated and deemed reduced only by such amount paid and not so rescinded, reduced, restored or returned.

8.12 GOVERNING LAW. THIS AGREEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER SHALL BE CONSTRUED IN ACCORDANCE WITH AND BE GOVERNED BY THE LAW OF THE STATE OF NEW YORK.

8.13 Submission To Jurisdiction; Waivers. Each Grantor hereby irrevocably and unconditionally:

(a) submits for itself and its property in any legal action or proceeding relating to this Agreement and the other Security Instruments to which it is a party, or for recognition and enforcement of any judgment in respect thereof, to the non-exclusive general jurisdiction of the Courts of the State of New York, the courts of the United States of America for the Southern District of New York, and appellate courts from any thereof;

(b) consents that any such action or proceeding may be brought in such courts and waives any objection that it may now or hereafter have to the venue of any such action or proceeding in any such court or that such action or proceeding was brought in an inconvenient court and agrees not to plead or claim the same;

(c) agrees that service of process in any such action or proceeding may be effected by mailing a copy thereof by registered or certified mail (or any substantially similar form of mail), postage prepaid, to such Grantor at its address referred to in Section 8.2 hereof;

(d) agrees that nothing herein shall affect the right to effect service of process in any other manner permitted by law or shall limit the right to sue in any other jurisdiction; and

(e) waives, to the maximum extent not prohibited by law, any right it may have to claim or recover in any legal action or proceeding referred to in this Section any special, exemplary, punitive or consequential damages.

8.14 Acknowledgements. Each Grantor hereby acknowledges that:

(a) it has been advised by counsel in the negotiation, execution and delivery of this Agreement and the other Security Instruments to which it is a party;

(b) neither the Administrative Agent nor any other Secured Party has any fiduciary relationship with or duty to any Grantor arising out of or in connection with this Agreement or any of the other Security Instruments, and the relationship between the Grantors, on the one hand, and the Administrative Agent and other Secured Parties, on the other hand, in connection herewith or therewith is solely that of debtor and creditor; and

(c) no joint venture is created hereby or by the other Security Instruments or otherwise exists by virtue of the transactions contemplated hereby among the Secured Parties or among the Grantors and the Secured Parties.

8.15 WAIVER OF JURY TRIAL. EACH OF THE GRANTORS AND THE ADMINISTRATIVE AGENT HEREBY ACKNOWLEDGES THAT IT HAS BEEN REPRESENTED BY AND HAS CONSULTED WITH COUNSEL OF ITS CHOICE, AND HEREBY KNOWINGLY, VOLUNTARILY, INTENTIONALLY, AND IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN RESPECT OF ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OF THE TRANSACTIONS CONTEMPLATED HEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY) EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

8.16 Additional Grantors. Each Subsidiary of the Company that is required to become a party to this Agreement pursuant to Section 5.12(b) of the Credit Agreement shall become a Grantor for all purposes of this Agreement upon execution and delivery by such Subsidiary of an Assumption Agreement in the form of Annex 1 hereto.

8.17 Releases. Collateral shall be released from the Lien created by this Agreement to the extent provided in Section 8.10(c) of the Credit Agreement.

[Signature Pages follow]

IN WITNESS WHEREOF, each of the undersigned has caused this Pledge and Security Agreement to be duly executed and delivered as of the date first above written.

PAR PETROLEUM COMPANY, a Delaware corporation

By:	/s/ John T. Youg, Jr.
Name:	John T. Youg, Jr.
Title:	Chief Executive Office

PAR PICEANCE ENERGY EQUITY LLC By: PAR PETROLEUM COMPANY, a Delaware corporation, its Sole Member

By:	/s/ John T. Youg, Jr.
Name:	John T. Youg, Jr.
Title:	Chief Executive Office

PAR UTAH LLC By: PAR PETROLEUM COMPANY, a Delaware corporation, its Sole Member

By:	/s/ John T. Youg, Jr.
Name:	John T. Youg, Jr.
Title:	Chief Executive Office

EWI LLC By: PAR PETROLEUM COMPANY, a Delaware corporation, its Sole Member

By:	/s/ John T. Youg, Jr.
Name:	John T. Youg, Jr.
Title:	Chief Executive Office

PAR WASHINGTON LLC By: PAR PETROLEUM COMPANY, a Delaware corporation, its Sole Member

By:	/s/ John T. Youg, Jr.
Name:	John T. Youg, Jr.
Title:	Chief Executive Office

PAR NEW MEXICO LLC By: PAR PETROLEUM COMPANY, a Delaware corporation, its Sole Member

By:	/s/ John T. Youg, Jr.
Name:	John T. Youg, Jr.
Title:	Chief Executive Office

HEWW EQUIPMENT LLC By: PAR PETROLEUM COMPANY, a Delaware corporation, its Sole Member

By:	/s/ John T. Youg, Jr.
Name:	John T. Youg, Jr.
Title:	Chief Executive Office

PAR POINT ARGUELLO LLC By: PAR PETROLEUM COMPANY, a Delaware corporation, its Sole Member

By:	/s/ John T. Youg, Jr.
Name:	John T. Youg, Jr.
Title:	Chief Executive Office

JEFFERIES FINANCE LLC, as Administrative Agent

By:	/s/ E.J. Hess
Title:	E.J. Hess
Managing Director

Schedule 1

DESCRIPTION OF INVESTMENT PROPERTY

Schedule 2

FILINGS AND OTHER ACTIONS REQUIRED TO PERFECT SECURITY INTERESTS

1.	File UCC-1 financing statements in the name of each Grantor listed below as a “debtor” and in the office set forth opposite such Grantor’s name below, in each case with the following collateral description “All personal property and assets of Debtor now existing or hereafter acquired.”

Debtor	Filing Office

2.	The Grantors shall deliver to the Administrative Agent all original stock certificates representing all Pledged Equity listed as “certificated” in Schedule 1 hereof along with stock powers executed in blank or appropriate instruments of transfer.

3.	The Grantors shall deliver to the Administrative Agent each original Pledged Notes along with an allonge executed in blank or appropriate instruments of transfer.

Schedule 3

LOCATION OF JURISDICTION OF ORGANIZATION AND CHIEF EXECUTIVE OFFICE

Schedule 4

LOCATION OF INVENTORY AND EQUIPMENT

Additional Locations of Collateral; Third Party Holders of Inventory

Schedule 5

INTELLECTUAL PROPERTY

Trademarks

Copyrights

Patents

Schedule 6

COMMERCIAL TORT CLAIMS

[            ]

Schedule 7

DEPOSIT ACCOUNTS; LOCK BOXES

Schedule 8

LETTER-OF-CREDIT RIGHTS; CHATTEL PAPER

[            ]

ACKNOWLEDGEMENT AND CONSENT1

The undersigned hereby acknowledges receipt of a copy of the Pledge and Security Agreement, dated as of ___________ ____, 2012 (the “Agreement”, capitalized terms defined in the Agreement and used herein shall have the meanings given to them in the Agreement), made by the Grantors parties thereto for the benefit of [            ], as Administrative Agent. The undersigned agrees for the benefit of the Administrative Agent and the other Secured Parties as follows:

1. The undersigned will be bound by the terms of the Agreement and will comply with such terms insofar as such terms are applicable to the undersigned.

2. The undersigned will notify the Administrative Agent promptly in writing of the occurrence of any of the events described in Section 4.5(a) of the Agreement.

3. The terms of Sections 6.3(a) and 6.7 of the Agreement shall apply to it, mutatis mutandis, with respect to all actions that may be required of it pursuant to Section 6.3(a) or 6.7 of the Agreement.

[NAME OF ISSUER]

By:
Title:

Address for Notices:

Attention:
Fax:

1 This consent is necessary only with respect to any Issuer which is not also a Grantor. This consent may be modified or eliminated with respect to any Issuer that is not controlled by a Grantor. If a consent is required, its execution and delivery should be included among the conditions to the initial borrowing specified in the Credit Agreement.

Annex 1 to

Pledge and Security Agreement

ASSUMPTION AGREEMENT, (“Assumption Agreement”) dated as of ________________, 20__, made by ______________________________, a ______________ __________ (the “Additional Grantor”), in favor of [            ], as Administrative Agent (in such capacity, the “Administrative Agent”) for the Secured Parties. All capitalized terms not defined herein shall have the meaning ascribed to them in the Credit Agreement referred to below.

W I T N E S S E T H:

WHEREAS, pursuant to that certain Credit Agreement dated as of the date hereof (as it may be amended, restated, supplemented, or otherwise modified from time to time, the “Credit Agreement”), by and among PAR Petroleum Corporation (the “Company”), certain of its Subsidiaries, as Guarantors, the lenders party thereto from time to time (the “Lenders”) and the Administrative Agent, the Lenders have agreed to make certain Loans and other extensions of credit to the Company;

WHEREAS, in connection with the Credit Agreement, the Company and certain of its Affiliates (other than the Additional Grantor) have entered into the Pledge and Security Agreement, dated as of __________________, 2012 (as amended, restated, supplemented, replaced or otherwise modified from time to time, the “Security Agreement”) in favor of the Administrative Agent for the benefit of the Secured Parties;

WHEREAS, the Credit Agreement requires the Additional Grantor to become a party to the Security Agreement; and

WHEREAS, the Additional Grantor has agreed to execute and deliver this Assumption Agreement in order to become a party to the Security Agreement;

NOW, THEREFORE, IT IS AGREED:

1. Pledge and Security Agreement. By executing and delivering this Assumption Agreement, the Additional Grantor, as provided in Section 8.16 of the Security Agreement, hereby (a) becomes a party to the Security Agreement as a Grantor thereunder with the same force and effect as if originally named therein as a Grantor, (b) expressly assumes all obligations and liabilities of a Grantor thereunder, and (c) unconditionally grants and pledges to the Administrative Agent, for the ratable benefit of the Secured Parties, a security interest in and to all of Additional Grantor’s right, title, and interest in and to the Collateral . The information set forth in Annex 1-A hereto is hereby added to the information set forth in Schedules ____________1 to the Security Agreement. The Additional Grantor hereby represents and warrants that each of the representations and warranties contained in Section 3 of the Security Agreement is true and correct on and as the date hereof (after giving effect to this Assumption Agreement) as if made on and as of such date.

[1]	Refer to each Schedule which needs to be supplemented.

2. Governing Law. THIS ASSUMPTION AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.

IN WITNESS WHEREOF, the undersigned has caused this Assumption Agreement to be duly executed and delivered as of the date first above written.

[ADDITIONAL GRANTOR]

By:
Name:
Title: